Exhibit 5.1

December 1, 2023

Conduit Pharmaceuticals Inc.

4995 Murphy Canyon Road, Suite 300

San Diego, California 92123

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Conduit Pharmaceuticals Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of the Registration Statement on Form S-1 on the date hereof, as amended from time to time (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the resale by the selling securityholders named in the Registration Statement under the caption “Selling Securityholders” (the “Selling Securityholders”) of an aggregate of: (a) up to 8,771,470 shares (the “Outstanding Secondary Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), consisting of: (i) 2,000,000 shares of Common Stock issued in a private placement (the “PIPE Financing”) pursuant to that certain Subscription Agreement dated as of September 13, 2023 (as the same may be amended from time to time, the “PIPE Subscription Agreement”); (ii) 4,015,250 shares of Common Stock held by Murphy Canyon Acquisition Sponsor, LLC (the “Sponsor”); (iii) 1,300,000 shares of Common Stock issued to A.G.P./Alliance Global Partners (“A.G.P.”) upon the completion of the Business Combination (as defined in the Registration Statement); (iv) 395,460 shares of Common Stock issued to Cizzle Biotechnology Holdings PLC pursuant to its exercise of an option that it held; (v) 1,015,760 shares of Common Stock issued to Vela Technologies Plc pursuant to its exercise of an option that it held; and (vi) 45,000 shares of Common Stock held by one of the Company’s current directors and certain of the Company’s former directors; and (b) up to 16,033,000 shares of Common Stock, consisting of (i) 2,000,000 shares of Common Stock (the “PIPE Warrant Shares”) issuable upon the exercise of certain warrants (the “PIPE Warrants”) issued in the PIPE Financing and having an exercise price of $11.50 per share; (ii) 54,000 shares of Common Stock (the “A.G.P. Warrant Shares”) issuable upon the exercise of certain warrants (the “A.G.P. Warrants”) issued to A.G.P. upon the completion of the Business Combination and having an exercise price of $11.00 per share; (iii) 754,000 shares of Common Stock (the “Private Warrant Shares”) issuable upon the exercise of certain warrants (the “Private Warrants”) held by the Sponsor and having an exercise price of $11.50 per share; and (iv) 13,225,000 shares of Common Stock (the “Public Warrant Shares”) issuable upon exercise of certain public warrants having an exercise price of $11.50 that were issued in connection with the Company’s initial public offering (the “Public Warrants” and, together with the PIPE Warrants, the A.G.P. Warrants, and the Private Warrants, the “Warrants”). The Private Warrants and the Public Warrants were issued pursuant to a Warrant Agreement (the “Warrant Agreement”) dated February 2, 2022 between VStock Transfer LLC, as warrant agent, and the Company. The A.G.P. Warrants were issued and sold pursuant to an engagement letter (the “A.G.P. Engagement Letter”) dated August 2, 2022 between A.G.P. and Conduit Pharmaceuticals Limited. The Private Warrants were sold pursuant to a Unit Purchase Agreement (the “Private Warrant Purchase Agreement”) dated February 2, 2022 between the Company and the Sponsor. The Public Warrants were sold pursuant to an effective registration statement and an Underwriting Agreement dated February 2, 2022 (the “Underwriting Agreement”) that the Company entered into with A.G.P. and the other underwriters named therein.

In connection with this opinion letter, we have examined and relied upon the Registration Statement, the Company’s second amended and restated certificate of incorporation, as amended, and the Company’s amended and restated bylaws, each as currently in effect, a certificate of good standing, issued by the Delaware Secretary of State as of a recent date, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

In such examination and in rendering the opinions expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates, and other documents submitted to us; (ii) the legal capacity, competency, and authority of all individuals executing documents submitted to us; (iii) the authenticity and completeness of all agreements, instruments, corporate records, certificates, and other documents submitted to us as originals; (iv) that all agreements, instruments, corporate records, certificates, and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic, or other copies conform to the originals thereof, and that such originals are authentic and complete; (v) the due authorization, execution, and delivery of all agreements, instruments, corporate records, certificates and other documents by all parties thereto (other than the Company); (vi) that no documents submitted to us have been amended or terminated orally or in writing, except as has been disclosed to us in writing; and (vii) that the statements contained in the certificates and comparable documents of public officials, officers, and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct on and as of the date hereof.

Our opinions are limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinions herein are expressed solely with respect to the federal laws of the United States, the laws of the State of New York, and the General Corporation Law of the State of Delaware as in effect on the date hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule, or regulation relating to securities, or to the sale or issuance thereof. Our opinions are based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events, or developments which hereafter may be brought to our attention and which may alter, affect, or modify any of the opinions expressed herein. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

1.	The Outstanding Secondary Shares are validly issued, fully paid, and nonassessable.

2.	Assuming the PIPE Warrants have been issued in accordance with the terms of the PIPE Subscription Agreement and delivered against payment therefor in accordance with the terms of the PIPE Subscription Agreement, the PIPE Warrant Shares, when issued and paid for upon the exercise of the PIPE Warrants in accordance with the terms of the PIPE Warrants and the PIPE Subscription Agreement, will be validly issued, fully paid, and non-assessable.

3.	Assuming the A.G.P. Warrants have been issued in accordance with the terms of the A.G.P. Engagement Letter and delivered against payment therefor in accordance with the terms of the A.G.P. Engagement Letter, the A.G.P. Warrant Shares, when issued and paid for upon the exercise of the A.G.P. Warrants in accordance with the terms of the A.G.P. Warrants and the A.G.P. Engagement Letter, will be validly issued, fully paid, and non-assessable.

4.	Assuming the Private Warrants have been issued in accordance with the terms of the Warrant Agreement and delivered against payment therefor in accordance with the terms of the Private Warrant Purchase Agreement, the Private Warrant Shares, when issued and paid for upon the exercise of the Private Warrants in accordance with the terms of the Private Warrants and the Warrant Agreement, will be validly issued, fully paid, and non-assessable.

5.	Assuming the Public Warrants have been issued in accordance with the terms of the Warrant Agreement and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, the Public Warrant Shares, when issued and paid for upon the exercise of the Public Warrants in accordance with the terms of the Public Warrants and the Warrant Agreement, will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, and to being named under the caption “Legal Matters” contained therein. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Thompson Hine LLP
Thompson Hine LLP